Exhibit 99.01

DexCom Inc. Reports Third Quarter 2008 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-November 10, 2008) - DexCom, Inc. (Nasdaq:DXCM) today reported its unaudited financial results for the quarter ended September 30, 2008.

Product revenue grew to $1.9 million for the third quarter of 2008, an increase of 53% from the $1.2 million in product revenue reported for the third quarter of 2007. Total third quarter 2008 revenue, which included development grant revenue, was $1.9 million, an increase of 57% from the same quarter in 2007. The company reported a net loss of $14.7 million or $0.50 per share for the third quarter of 2008, up from $11.4 million or $0.40 per share for the third quarter of 2007. The net loss for the third quarter of 2008 included $2.7 million in non-cash expenses, centered primarily in share-based compensation.

Cost of sales totaled $3.8 million for the third quarter of 2008, compared to $3.1 million for the third quarter of 2007. The increase was due to additional product sales and development expenses relating to a development agreement entered into during the first quarter of 2008. Research and development expense increased by approximately $1.7 million to $5.4 million for the third quarter of 2008, compared to $3.7 million for the third quarter of 2007. Changes in research and development expense included higher consulting, facility, and supply costs. Selling, general and administrative expense increased by approximately $0.7 million to $6.7 million for the third quarter of 2008, compared to $5.9 million for the third quarter of 2007, with the change primarily due to additional general and administrative costs, including increased share-based compensation. As of September 30, 2008, the Company had $30.2 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 487-0359 (US/Canada) or (719) 325-2462 (International) and use the participant code “8557648” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2008, as filed with the Securities and Exchange Commission on November 10, 2008.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$4,642	$23,115
Short-term marketable securities, available-for-sale	20,741	41,208
Accounts receivable, net	429	215
Inventory	2,590	1,139
Prepaid and other current assets	1,382	1,614

Total current assets	29,784	67,291
Property and equipment, net	6,442	6,649
Restricted cash	4,839	914
Other assets	2,010	2,405

Total assets	$43,075	$77,259

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,663	$4,535
Accrued payroll and related expenses	2,722	2,537
Current portion of long-term debt	2,275	1,375
Current portion of deferred revenue	167	—

Total current liabilities	7,827	8,447
Long-term portion of deferred revenue	212	—
Other liabilities	679	666
Long-term debt, net of current portion	61,650	61,031

Total liabilities	70,368	70,144
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 30,067 and 29,788 issued and outstanding at September 30, 2008; 28,778 and 28,624 shares issued and outstanding at December 31, 2007	30	29
Additional paid-in capital	190,744	183,325
Accumulated other comprehensive income (loss)	(81)	13
Accumulated deficit	(217,986)	(176,252)

Total stockholders’ (deficit) equity	(27,293)	7,115

Total liabilities and stockholders’ (deficit) equity	$43,075	$77,259

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Product revenue	$1,878	$1,224	$5,643	$3,099
Development grant revenue	42	—	122	—

Total revenue	1,920	1,224	5,765	3,099
Product cost of sales	3,577	3,113	9,833	9,081
Development cost of sales	263	—	643	—

Total cost of sales	3,840	3,113	10,476	9,081

Gross margin (deficit)	(1,920)	(1,889)	(4,711)	(5,982)
Operating expenses
Research and development	5,418	3,671	15,058	11,734
Selling, general and administrative	6,652	5,943	20,320	16,783

Total operating expenses	12,070	9,614	35,378	28,517
Operating loss	(13,990)	(11,503)	(40,089)	(34,499)
Interest income	215	1,014	1,087	2,932
Interest expense	(913)	(895)	(2,732)	(2,082)

Net loss	($14,688)	($11,384)	($41,734)	($33,649)

Basic and diluted net loss per share	($0.50)	($0.40)	($1.42)	($1.19)

Shares used to compute basic and diluted net loss per share	29,627	28,325	29,415	28,283